Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268335

Prospectus Supplement No. 5

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

39,000,000 Shares of Common Stock

$1.33 per Share

This prospectus supplement No. 5 amends and supplements the prospectus dated February 3, 2023 which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-268335) (the “Registration Statement”) and prospectus supplement No. 1 filed on March 24, 2023, prospectus supplement No. 2 filed on May 8, 2023, prospectus supplement No. 3 filed on May 15, 2023 and prospectus supplement No. 4 filed on July 6, 2023 relating to the resale of up to 39,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, prospectus supplement No. 1, prospectus supplement No. 2, prospectus supplement No. 3, prospectus supplement No. 4 and this prospectus supplement are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on July 12, 2023.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is July 12, 2023

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 5.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2023.

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Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 6, 2023

CHILEAN COBALT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-268335	82-3590294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1199 Lancaster Ave, Suite 107

Berwyn, Pennsylvania 19312

(Address of principal executive offices)

(484) 580-8697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jeremy McCann

On July 6, 2023, Jeremy McCann resigned as a member of the board of directors (the “Board”) of Chilean Cobalt Corp. (the “Company”). Mr. McCann’s resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies) or practices. Mr. McCann was the chairperson of the Audit Committee and a member of the Environmental, Social and Governance Committee.

Appointment of Geraldine Barnuevo to Board of Directors

On July 7, 2023, the Board appointed Geraldine Barnuevo to serve as a member of the Board until her successor is elected and qualified or until her death, resignation or removal. Ms. Barnuevo is expected to be named to the Environmental, Social and Governance Committee.

Ms. Barnuevo, age 45, is an Environmental and Sustainability strategist professional with more than 20 years of experience in the automotive and aerospace industry. Ms. Barnuevo has been the Vice president of Operational Sustainability at GE Aerospace since 2022. In this role, Ms. Barnuevo leads GE Aerospace’s operational sustainability and energy strategies including sustainability reporting readiness. Prior to her role at GE Aerospace from 2008 to 2022,   Ms. Barnuevo worked at General Motors (“GM”) in a variety of roles of increasing responsibility in several geographic regions. At GM, Ms. Barnuevo led GM’s sustainability strategy and initiatives in the areas of sustainability reporting, stakeholder engagement, corporate goals monitoring and strategies focusing on reducing environmental and social impact as well as improving organizational performance.

Ms. Barnuevo holds a Bachelor’s degree in Environmental Engineering from Universidad International SEK in Quito, Ecuador, a Master’s degree in Environmental Engineering from University of Illinois and a Master’s in Business Administration from Oakland University.

Appointment of Fiona Clouder to Board of Directors

On July 7, 2023, the Board appointed Fiona Clouder to serve as a member of the Board until her successor is elected and qualified or until her death, resignation or removal.

Fiona Clouder, age 61, has wide experience of Latin America, both as a diplomat and now through her work in the private sector. Ms. Clouder was the UK´s Ambassador to Chile from 2014 to 2018; and then Regional Ambassador, Latin America and Caribbean, COP26, from 2020-2022, driving diplomatic engagement, at the top of governments and business, for a Net Zero world. She is also a Distinguished Fellow of RUSI (Royal United Services Institute). She previously led the FCO (Foreign & Commonwealth Office, now FCDO) strategy on Latin America (the Canning Agenda). Ms. Clouder joined the FCO in 2001, from the Research Councils (now UKRI) to build and lead the global Science and Innovation Network (UKSIN). Now working in the private sector, including with The Ambassador Partnership, Ms. Clouder continues to focus on Latin America, business links and government relations. She is particularly interested in the interface of mining, energy and environment issues.

The Company confirms that (1) there is no family relationship between Ms. Barnuevo and Ms. Clouder and any director or executive officer of the Company, (2) there was no arrangement or understanding between Ms. Barnuevo and Ms. Clouder and any other person pursuant to which they were elected to their position with the Company, and (3) there is no transaction between Ms. Barnuevo and Ms. Clouder the Company that would require disclosure under Item 404(a) of Regulation S-K.

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Awards under the 2023 Equity Incentive Plan

On July 7, 2023, the Board approved, pursuant to the Chilean Cobalt Corp. 2023 Equity Incentive Plan and the terms of the Form of Option Award Agreement provided for in the Plan, stock option awards to Ms. Barnuevo and Ms. Clouder set forth below (the “Awards”) at an exercise price of $0.26 per share (the “Options”). Pursuant to the terms of the Options, the shares included in the Awards vest on the first day of each calendar quarter commencing after the date of the Award so long as Ms. Barnuevo and Ms. Clouder remain a service provider to the Company on the vesting date.  The Options expire ten years after the date of award.

Recipient, Title	No. of Shares
Geraldine Barnuevo, Director	150,000
Fiona Clouder, Director	150,000

Total Shares Awarded	300,000

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1 †	Chilean Cobalt Corp. 2023 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on July 6, 2023).

10.2 †	Stock Option (Incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on July 6, 2023).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Includes management contracts and compensation plans and arrangements

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILEAN COBALT CORP

Dated: July 12, 2023	By:	/s/ Duncan T. Blount
	Name:	Duncan T. Blount
	Title:	Chief Executive Officer

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